Exhibit 10.43
CONTURA ENERGY, INC.
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Amended November 17, 2020

This sets forth the Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of Contura Energy, Inc. (the “Company”), as adopted by the Board of Directors of the Company (the “Board”) effective as of May 1, 2020 (the “Effective Date”), and as amended on November 17, 2020. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Contura Energy, Inc. Long-Term Incentive Plan (the “Plan”).
WHEREAS, the Board has determined that it is in the best interests of the Company to establish this Policy to set forth the compensation that will be payable to each member of the Board who is not an employee of the Company or of any subsidiary (each, an “Eligible Director”) as consideration for service on the Board.
NOW, THEREFORE, the Board hereby agrees as follows:
1.General. The cash compensation and restricted stock unit awards described in this Policy will be paid or be made, as applicable, automatically and without further action of the Board, to each Eligible Director. For the avoidance of doubt, any member of the Board who is not an Eligible Director will not be entitled to cash, equity or any other compensation in connection with service on the Board.
2.Annual Cash Compensation
a.Cash Retainer. Each Eligible Director serving as a member of the Board will receive an annual cash retainer of $100,000 for service on the Board (the “Cash Retainer”) for the period beginning on May 1st of a given year and ending on April 30th of the following year (each such period, a “Compensation Year”). An Eligible Director may elect, in accordance with procedures established by the Compensation Committee of the Board (the “Compensation Committee”), to receive one hundred percent (100%) of the Cash Retainer as a restricted stock unit award pursuant to the Plan with a Fair Market Value on the grant date equal to the Cash Retainer (the “Elective RSUs”).
b.Committee Chair Retainers. Eligible Directors are entitled to receive additional annual cash compensation as set forth in this Section 2(b) for service as the chairperson of the Board, as a chairperson of a committee of the Board or as a non-chair committee member (collectively, the “Committee Retainers”).
(i)Chair Compensation. Each Eligible Director is entitled to additional annual cash compensation for service as a chairperson of the Board or of a committee of the Board for service during a Compensation Year, as set forth in the following table:

Position	Annual Chair Compensation
Non-Employee Chairman of the Board	$100,000
Audit Committee Chair	$30,000
Lead Independent Director if Employee is Chairman of the Board	$20,000
Compensation Committee Chair	$20,000
Safety, Health & Environmental Committee Chair	$15,000
Nominating & Corporate Governance Committee Chair	$12,000

(ii)Committee Member Compensation. Each Eligible Director who serves as a member of a committee of the Board in a non-chair capacity is entitled to additional annual cash compensation for each committee on which such director serves during a Compensation Year, as set forth in the following table:

Committee Member	Annual Member Compensation
Audit Committee	$10,000
Compensation Committee	$10,000
Safety, Health & Environmental Committee	$5,000
Nominating & Corporate Governance Committee	$5,000

3.Payment Schedule for the Cash Retainer and Meeting Fees; Proration of Cash Retainer
a.Payment Schedule. The Cash Retainer for each Eligible Director will be paid by the Company in equal quarterly installments during the first calendar month of the Compensation Year quarter to which such amount relates.
b.Acceleration / Proration of Cash Retainer. With respect to any Compensation Year in which an Eligible Director’s service as a member of the Board is terminated as of a date that is more than six (6) months after the beginning of but prior to the completion of that Compensation Year for any reason other than death, disability or removal for cause, such Eligible Director will be entitled to receive any portion of the Eligible Director’s total Cash Retainer for that Compensation Year, including any Committee Retainer(s) that is unpaid as of the effective date of termination, and this amount shall be paid to the Eligible Director not later than the last day of his or her service as a member of the Board (or, if there was not at least two business days’ advance notice regarding such termination, within two business days of such notice). In the event a new Eligible Director is elected or appointed to the Board following the beginning of a Compensation Year, such Eligible Director will be entitled to receive a Cash Retainer for such Compensation Year, which will be prorated based on the date of appointment or election and payable in accordance with the schedule set forth in Section 3(a).
c.New Annual Meeting Date. Notwithstanding Sections 3(a) and 3(b), if the Company establishes a new annual meeting date (the “Annual Meeting Date”) which precedes the beginning of a Compensation Year by more than thirty (30) days or follows the beginning of a Compensation Year by more than seventy-five (75) days, the Compensation Year that is in effect as of such Annual Meeting Date shall be terminated, and each Eligible Director at the time of such Annual Meeting Date will be entitled to receive a prorated portion of the Cash Retainer for any partial quarter of service, payable during the calendar month immediately following such Annual Meeting Date. Effective as of the first Annual Meeting Date, the Compensation Year for purposes of the Policy shall be amended so that it commences on the Annual Meeting Date.
4.Payment Schedule for Committee Retainers
a.Payment Schedule. Each Eligible Director who is entitled to a Committee Retainer for service as the chairperson of the Board or on a Board committee during a Compensation Year will be paid such Committee Retainer in full during the first calendar month of such Compensation Year. If an Eligible Director is appointed to a new position or committee at a time other than at the beginning of a Compensation Year, any Committee Retainer such Eligible Director is eligible to receive for the applicable Compensation Year as a result of such appointment will be paid in the calendar month immediately following the calendar month in which such appointment occurred.
b.New Annual Meeting Date. If the Company establishes an Annual Meeting Date which does not coincide with the beginning of a Compensation Year, each Eligible Director at the time of such

Annual Meeting Date will be paid any applicable Committee Retainer during the first calendar month of the Compensation Year that commences on such Annual Meeting Date, notwithstanding the fact that such Eligible Director may have received a Committee Retainer within the twelve (12) month period immediately preceding such Annual Meeting Date.
5.Equity Compensation
a.RSU Grants. Each Eligible Director serving as a member of the Board at the beginning of a Compensation Year will receive an annual grant of restricted stock units pursuant to the Plan with a Fair Market Value on the date of grant equal to $100,000 (the “Annual RSUs” and, together with any Elective RSUs held by the Eligible Director, the “RSUs”), beginning with the Compensation Year commencing on May 1, 2018. The Annual RSUs will be granted to each Eligible Director as of the first day of the applicable Compensation Year. The RSUs will vest in full on the first to occur of (i) the day before the one-year anniversary of the date of grant (or, in the case of a new Eligible Director who is elected or appointed to the Board following the beginning of a Compensation Year, such other date as provided in the applicable Award Agreement), (ii) the Eligible Director's service as a member of the Board is terminated as of a date that is more than six (6) months after the beginning of but prior to the completion of that Compensation Year for any reason other than removal for cause, and (iii) a Change in Control, subject in each case to the Eligible Director's continuous service with the Company through such date. Unless otherwise elected by an Eligible Director in a Non-Employee Director Restricted Stock Unit Election Form or otherwise provided in the applicable Award Agreement, the shares of the Company’s common stock or the Fair Market Value thereof (as determined pursuant to the applicable Award Agreement) in respect of vested RSUs will be delivered (or if settled in cash, will be paid) to the Eligible Director on the earlier of (A) the last day of his or her service as a member of the Board (or, if there was not at least two business days’ advance notice regarding such termination, within two business days of such notice on or within two (2) business), and (B) immediately prior to a Change in Control. In the event a new Eligible Director is elected or appointed to the Board following the beginning of a Compensation Year, the Compensation Committee will have the authority to determine, in its sole discretion, whether such Eligible Director is eligible to receive, in connection with such election or appointment, an annual grant of RSUs (or a prorated portion thereof) or a special, one-time grant of restricted stock units pursuant to the Plan. The applicable Award Agreement for a grant of restricted stock units will provide, as determined by the Committee in its sole discretion, whether such restricted stock units may be settled in cash or in shares of the Company’s common stock.
New Annual Meeting Date. If the Company establishes an Annual Meeting Date which precedes the beginning of a Compensation Year by more than thirty (30) days or follows the beginning of a Compensation Year by more than seventy-five (75) days, each Eligible Director at the time of such Annual Meeting Date will receive a grant of Annual RSUs on the first date of the Compensation Year beginning on such Annual Meeting Date, which grant will be prorated to reflect that portion of the prior Compensation Year that would have overlapped with the Compensation Year that commences on such Annual Meeting Date.
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